                                                                    EXHIBIT 21.1
                                                                    ------------



                 LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.


                  The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the "Corporation"). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation. If indented, the corporation is a wholly owned subsidiary of the corporation under which it is listed unless otherwise noted.

NAME OF CORPORATION                                      STATE OF INCORPORATION
-------------------                                      ----------------------

Shiloh Corporation                                                Ohio

        The Sectional Die Company                                 Ohio

                 Sectional Stamping, Inc.                         Ohio

Valley City Steel Company (1)                                     Ohio

        Medina Blanking, Inc. (2)                                 Ohio

        Liverpool Coil Processing,                                Ohio
        Incorporated

Greenfield Die & Manufacturing
Corporation                                                       Ohio

The Corporation also owns an 80% equity interest in Shiloh of Michigan, L.L.C., a Michigan limited liability company.


-------------

(1) Valley City Steel Company is 50% owned by the Corporation and 50% owned by Shiloh Corporation.

(2) Medina Blanking, Inc. is 22% owned by the Corporation, 22% owned by Shiloh Corporation and 56% owned by Valley City Steel Company.